UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

NII HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1875 Explorer Street, Suite 800	20190
Reston, Virginia	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 390-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Definitive Material Agreement.

NII Holdings, Inc. (“NII”), together with certain of its U.S. and Luxembourg-domiciled direct and indirect subsidiaries (collectively, the “NII Debtors”) that are debtors and debtors-in-possession in chapter 11 cases (the “Chapter 11 Cases”) pending in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), holders of approximately $1.93 billion, or 70%, of the senior notes issued by NII Capital Corp. (“NII Capital”) and approximately $1.15 billion, or 72%, of the senior notes issued by NII International Telecom S.C.A. (“NIIT”) (collectively, the “Consenting Noteholders”), and the official committee of unsecured creditors appointed in the Chapter 11 Cases (the “Committee”) have reached agreement regarding the terms of a revised plan of reorganization (the “Plan”).

The NII Debtors will file and propose the Plan in the Chapter 11 Cases jointly with the Committee (together with the NII Debtors, the “Plan Proponents”). The Plan will implement a consensual reorganization of the NII Debtors following the completion of the proposed sale of NII’s operations in Mexico pursuant to the Purchase and Sale Agreement dated January 26, 2015 among NII and certain of its subsidiaries and New Cingular Wireless Services, Inc., an indirect subsidiary of AT&T, Inc. The terms of the proposed Plan are memorialized in a term sheet agreed among the Plan Proponents and the Consenting Noteholders (the “Plan Term Sheet”).

On March 5, 2015, the NII Debtors, the Consenting Noteholders and the Committee entered into a Plan Support Agreement (the “PSA”) that will govern the respective parties’ obligations in connection with the formulation and filing of the Plan and the solicitation of votes with respect to the Plan. The PSA will become effective as to the NII Debtors upon the entry of an order of the Bankruptcy Court approving the PSA and authorizing their entry into it. A copy of the Plan Term Sheet is attached to the PSA, which is included as an exhibit to this Current Report on Form 8-K.

Among other things, the PSA requires (i) the Plan Proponents to file and solicit votes on the Plan, (ii) the Consenting Noteholders to vote in favor of and otherwise support the Plan, and (iii) the parties thereto to use commercially reasonable efforts in furtherance of obtaining confirmation of the Plan and consummating the transactions contemplated under the Plan Term Sheet. The PSA contains certain milestone events that must be achieved by specified dates, which include the Bankruptcy Court’s approval and completion of the sale of NII’s operations in Mexico, confirmation of the Plan and the occurrence of the effective date of the Plan. The PSA may be terminated under various circumstances, including the failure of any of these milestone events to occur by the applicable date specified in the PSA.

In accordance with the PSA, the Plan will be consistent with the Plan Term Sheet and provide for, among other things, the conversion of the senior notes issued by NII Capital and NIIT (the “Senior Notes”) into a combination of cash representing a portion of the net proceeds received from the sale of NII’s operations in Mexico and equity interests in the reorganized NII. The Plan will also implement a proposed settlement of certain estate claims and claims related to the purported release of certain guarantees of the Senior Notes issued by NII Capital due 2016 and due 2019. The Plan Term Sheet also contemplates that the Consenting Noteholders will provide postpetition financing to the NII Debtors to provide liquidity to the NII Debtors pending the completion of the sale of the operations in Mexico.

The foregoing descriptions of the PSA and the Plan Term Sheet are qualified in their entirety by reference to the PSA attached hereto as Exhibit 10.1 and the Plan Term Sheet, a copy of which is attached to the PSA.

Item 7.01.    Regulation FD Disclosure.

On March 6, 2015, NII issued a news release announcing the agreement reflected in the Plan Term

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Sheet. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

From time to time, NII has disclosed certain information provided to certain holders of the Senior Notes on the “Bondholder Information” page under the Investor Relations page of its website at www.nii.com.

The information in Exhibit 99.1 is being furnished, not filed. Accordingly, such information will not be incorporated by reference into any registration statement filed by NII or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein. By filing this Current Report on Form 8-K and furnishing this information, NII makes no admission as to the materiality of this information.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Plan Support Agreement, dated March 5, 2015, by and among NII Holdings, Inc., NII Capital Corp., NII Funding Corp., NII Aviation, Inc., Nextel International (Services), Ltd., NII Global Holdings, Inc., NII International Holdings S.à r.l., NII International Services S.à r.l, NII International Telecom S.C.A., NII Mercosur, LLC, McCaw International (Brazil), LLC, Airfone Holdings, LLC, and NIU Holdings LLC, entities managed by Aurelius Capital Management, LP, entities managed by Capital Research and Management Company, members of the Ad Hoc Committee of Luxco Holders, and the Official Committee of Unsecured Creditors of NII Holdings, Inc., et al.

99.1	Press Release dated March 6, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: March 6, 2015	By:	/s/ SHANA C. SMITH
Shana C. Smith Vice President and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Plan Support Agreement, dated March 5, 2015, by and among NII Holdings, Inc., NII Capital Corp., NII Funding Corp., NII Aviation, Inc., Nextel International (Services), Ltd., NII Global Holdings, Inc., NII International Holdings S.à r.l., NII International Services S.à r.l, NII International Telecom S.C.A., NII Mercosur, LLC, McCaw International (Brazil), LLC, Airfone Holdings, LLC, and NIU Holdings LLC, entities managed by Aurelius Capital Management, LP, entities managed by Capital Research and Management Company, members of the Ad Hoc Committee of Luxco Holders, and the Official Committee of Unsecured Creditors of NII Holdings, Inc., et al.

99.1	Press Release dated March 6, 2015

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